    As filed with the Securities and Exchange Commission on February 13, 1998
                                                     Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                 ENAMELON, INC.
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                                                13-3669775
(State or other jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

  15 Kimball Avenue, Yonkers, New York                           10704
(Address of principal executive offices)                       (Zip Code)


                             1993 Stock Option Plan
                        1997 Incentive Stock Option Plan
                            (Full Title of the Plans)

                           Dr. Steven R. Fox, Chairman
                                 Enamelon, Inc.
                                15 Kimball Avenue
                             Yonkers, New York 10704
                                 (914) 237-1308
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

      A copy of all communications, including communications sent to the agent for service should be sent to:

                                Jack Becker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, N.Y. 10158-0125
                                 (212) 687-3860

                                           CALCULATION OF REGISTRATION FEE
============================================================================================================================
  Title of Each Class of      Amount to be          Proposed Maximum              Proposed Maximum            Amount of
Securities to be Registered    Registered       Offering Price Per Share      Aggregate Offering Price     Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Stock Options                   1,382,125 (1)         $    --                         $     --                        (2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value            19,875 (3)         $ 13.875 (4)                    $  275,766             $   83.57
$.001 per share                 1,362,250 (5) (6)     $  4 .90 (7)                    $6,675,025             $2,022.73
----------------------------------------------------------------------------------------------------------------------------
Stock Options                     750,000 (8)         $    --                         $     --                        (2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value           140,071 (6) (9)     $  12.97 (7)                    $1,816,721             $  550.52
$.001 per share                   609,929 (6) (10)    $ 13.875 (4)                    $8,462,765             $2,564.50
----------------------------------------------------------------------------------------------------------------------------
    Total.................................................................................................   $5,221.32
============================================================================================================================

(1) Represents options granted or to be granted pursuant to the 1993 Stock Option Plan (the "1993 Plan") of Enamelon, Inc. (the "Registrant"). Each option entitles the holder thereof to purchase one share of Common Stock, $.001 par value (the "Common Stock"), of the Registrant.

(2)  No registration fee is required pursuant to Rule 457(h)(2).

(3) Shares previously issued upon exercise of options granted pursuant to the 1993 Plan and not yet resold. Does not include 117,875 shares previously issued upon exercise of options granted pursuant to the 1993 Plan but already resold pursuant to Rule 701 of the Securities Act of 1933, as amended, or the Registrant's Registration Statement on Form S-1 (File No. 333-35187) filed with the Securities and Exchange Commission on October 16, 1997.

(4) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 (h) (1) based upon the average of the high and low sales prices of the Registrant's Common Stock on the Nasdaq National Market on February 9, 1998.

(5) Shares issuable upon exercise of options previously granted pursuant to the 1993 Plan.

(6) Pursuant to Rule 416, includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the 1993 Plan or the Company's 1997 Incentive Stock Option Plan (the "1997 Plan") and the options granted or to be granted.

(7) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) based upon the average exercise price.

(8) Represents options granted or to be granted pursuant to the 1997 Plan. Each option entitles the holder thereof to purchase one share of Common Stock of the Registrant.

(9) Shares issuable upon exercise of options previously granted pursuant to the 1997 Plan.

(10) Shares issuable upon exercise of options available for grant under the 1997 Plan.

PROSPECTUS
                                 ENAMELON, INC.

                                2,132,125 SHARES

         This Prospectus has been prepared by Enamelon, Inc., a Delaware corporation (the "Company), for use upon resale of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), by certain officers and directors of the Company who may be considered "affiliates" (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company and certain other individuals named herein (collectively, the "Selling Stockholders") who have acquired or may acquire Common Stock upon exercise of options ("Options") granted or to be granted under the Enamelon, Inc. 1993 Stock Option Plan (the "1993 Plan") or the Enamelon, Inc. 1997 Incentive Stock Option Plan (the "1997 Plan") to purchase an aggregate of 2,132,125 shares of Common Stock (the "Shares") . The maximum number of Shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalizations and other similar changes affecting the Common Stock.

         The shares of Common Stock offered hereby may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions, from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the Selling Stockholders or purchasers. Sales of shares of Common Stock may be effected by broker-dealers in ordinary brokerage transactions or block transactions on the Nasdaq National Market (or any successor stock exchange) through sales to one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the Selling Stockholders in connection therewith. To the Company's knowledge, none of the Selling Stockholders has entered into any underwriting arrangements for the sale of the shares of Common Stock offered hereby. See "Plan of Distribution."

         The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

                             ----------------------

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING ON PAGE 8.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION. NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of shares of Common Stock also may be deemed to be "underwriters", as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the shares of Common Stock by the Selling Stockholders is subject to the prospectus delivery and other requirements of the Securities Act.

                The date of this Prospectus is February 13, 1998.

         All costs, expenses and fees in connection with the registration of the shares of Common Stock offered by the Selling Stockholders will be borne by the Company. The Selling Stockholders are responsible for the payment of brokerage commissions and discounts incurred in connection with the sale of their shares of Common Stock.

         No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates, and if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                        CAUTIONARY STATEMENT FOR PURPOSES
                     OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         THIS DOCUMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS OF MANAGEMENT OF THE COMPANY, INCLUDING REVENUE PROJECTIONS. FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ESTIMATE THE HAPPENING OF FUTURE EVENTS, ARE NOT BASED ON HISTORICAL FACT AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD- LOOKING TERMINOLOGY SUCH AS "MAY", "WILL", "EXPECT" "ESTIMATE", "ANTICIPATE", "PROBABLE", "CONTINUE", OR SIMILAR TERMS, VARIATIONS OF THOSE TERMS OR THE NEGATIVE OF THOSE TERMS. THE "RISK FACTORS" SET FORTH IN THIS DOCUMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT HAVE BEEN COMPILED BY MANAGEMENT OF THE COMPANY ON THE BASIS OF ASSUMPTIONS MADE BY MANAGEMENT AND CONSIDERED BY MANAGEMENT TO BE REASONABLE. FUTURE OPERATING RESULTS OF THE COMPANY, HOWEVER, ARE IMPOSSIBLE TO PREDICT AND NO REPRESENTATION, GUARANTY, OR WARRANTY IS TO BE INFERRED FROM THOSE FORWARD-LOOKING STATEMENTS. THEREFORE, PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK ARE URGED TO CONSULT WITH THEIR ADVISORS (THE OPINIONS OF WHICH MAY DIFFER FROM THOSE SPECIFIED IN THOSE FORWARD-LOOKING STATEMENTS) WITH RESPECT TO THOSE ASSUMPTIONS OR HYPOTHESES.

         THE ASSUMPTIONS USED FOR PURPOSES OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, INCLUDING THOSE REVENUE PROJECTIONS, REPRESENT ESTIMATES OF FUTURE EVENTS AND ARE SUBJECT TO UNCERTAINTY AS TO POSSIBLE CHANGES IN ECONOMIC, LEGISLATIVE, INDUSTRY, AND OTHER CIRCUMSTANCES. AS A RESULT, THE IDENTIFICATION AND INTERPRETATION OF DATA AND OTHER INFORMATION AND THEIR USE IN DEVELOPING AND SELECTING ASSUMPTIONS FROM AND AMONG REASONABLE ALTERNATIVES REQUIRE THE EXERCISE OF JUDGMENT. TO THE EXTENT THAT THE ASSUMED EVENTS DO NOT OCCUR, THE OUTCOME MAY VARY SUBSTANTIALLY FROM ANTICIPATED OR PROJECTED RESULTS, AND ACCORDINGLY, NO OPINION IS EXPRESSED ON THE ACHIEVABILITY OF THOSE FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REVENUE PROJECTIONS.

         THESE FORWARD-LOOKING STATEMENTS, INCLUDING THESE REVENUE PROJECTIONS, HAVE BEEN COMPILED AS OF THE DATE OF THIS DOCUMENT OR THE DATE OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, AS THE CASE MAY BE, AND SHOULD BE EVALUATED WITH CONSIDERATION OF ANY CHANGES OCCURRING AFTER THE DATE HEREOF OR THEREOF. NO ASSURANCE CAN BE GIVEN THAT ANY OF THE ASSUMPTIONS RELATING TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT INCORPORATED HEREIN BY REFERENCE, INCLUDING THOSE REVENUE PROJECTIONS, ARE ACCURATE OR THAT THEY WILL PROVE TO BE APPLICABLE TO A PARTICULAR PURCHASER OF THE SHARES OF COMMON STOCK. IT IS THE RESPONSIBILITY OF THE PURCHASERS OF THE COMMON STOCK AND THEIR ADVISORS TO REVIEW THOSE FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REVENUE PROJECTIONS, TO CONSIDER THE ASSUMPTIONS ON WHICH THOSE FORWARD-LOOKING STATEMENTS ARE BASED AND TO ASCERTAIN THEIR REASONABLENESS.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Northeast Regional Office located at Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Common Stock is listed on the Nasdaq National Market.

         A registration statement on Form S-8 with respect to the Shares (the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus constitutes the Prospectus of the Company that is filed with such Registration Statement with respect to the sale of the Shares by the Selling Stockholders. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the documents listed below:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 ("Form 10-KSB");

         (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 ("Form 10-QSB"); and

         (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates) . Written requests for copies of such information should be directed to the Company at 758 Route 18, Suite 102, East Brunswick, NJ 08816, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (732) 432-0636.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and the notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus.

                                   The Company

         Enamelon, Inc. is focused on developing and marketing over-the-counter oral care products that stop cavities before they begin. The Company's products are based on proprietary formulations and technologies that have been shown in animal and in vitro studies to enhance remineralization of tooth enamel and to prevent early stage tooth decay. Enamelon(TM) anticavity fluoride toothpaste contains the active ingredient sodium fluoride, plus calcium and phosphate ions, to enhance the remineralization of tooth enamel. The Company has launched its initial product, Enamelon(TM) all-family toothpaste, into markets comprising approximately 5% of United States households and expects to begin its national introduction in the first half of 1998. The Company is also consumer testing an adult toothpaste for sensitive teeth and expects to begin the national introduction of that product in late 1998.

         On a daily basis, teeth lose small amounts of calcium and phosphate, the major structural ingredients of tooth enamel. This demineralization process is caused by plaque acids produced during the bacterial breakdown of sugars in the mouth. If the demineralization process is not balanced by remineralization, demineralization will eventually destroy the mineral structure of the teeth and result in cavities, which must be repaired by a dentist. Saliva contains low levels of calcium and phosphate ions to naturally combat demineralization. The presence of fluoride in the saliva is known to facilitate the remineralization process. However, even with the addition of fluoride, remineralization is limited by the small amounts of calcium and phosphate ions normally present in saliva. Enamelon(TM) toothpaste simultaneously supplies the active ingredient sodium fluoride and high concentrations of ions of the inactive ingredients calcium and phosphate in soluble form during brushing to enhance the remineralization process.

         The Company's in vitro studies have demonstrated that Enamelon(TM) toothpaste enhances remineralization by increasing levels of fluoride uptake and that it strengthens and hardens the tooth structure. This makes the tooth less soluble and more resistant to attacks by acids from decay-causing bacteria. Based on the Company's studies, it believes that with each application of Enamelon(TM) toothpaste, teeth will become stronger and more resistant to decay. The Company currently is conducting intra-oral and small-scale human clinical studies required by government regulation to support additional advertising claims. The Company believes that human clinical studies will show that its toothpaste enhances the tooth remineralization process to a greater degree than currently available products, which the Company believes will represent one of the most significant advances in personal dental care since the introduction of mass-marketed fluoride dental products in the early 1960's.

         In March 1997, the Company initiated marketing activities by entering two Behavior Scan markets and is presently selling Enamelon(TM) toothpaste in markets comprising approximately 5% of all United States households. The Company's marketing strategy targets both consumers and dental professionals. The Company believes that, in the markets it has entered, it has had considerable success in obtaining retail distribution and has exceeded its initial goals by obtaining more than 70% retail distribution on an all-commodity basis.

         The worldwide toothpaste market is estimated to exceed $5.0 billion in annual retail sales. Annual toothpaste sales in the United States were approximately $1.8 billion in 1997 and are projected to reach $2.0 billion by the year 2000. Over the last five years, the toothpaste market has become segmented as new, premium-priced products offering benefits such as tartar control or whitening or containing ingredients such as baking soda have steadily attracted consumers away from older, mature products.

         The Company holds licenses from the American Dental Association Health Foundation (the "ADAHF") to use patented technologies (the "ADAHF Patented Technology") relating to a method for oral use of various amorphous calcium phosphate compounds that enhance the natural activity of fluoride to prevent tooth decay. The ADAHF has granted the Company (i) exclusive United States and foreign licenses to develop, manufacture and market toothpaste and chewing gum and other food and confectionery products using the ADAHF Patented Technology and (ii) a non-exclusive international license covering products not covered by the Company's exclusive licenses (including oral spray, mouth rinse and professional gel products) using the ADAHF Patented Technology. The Company's international license is co-extensive with a non-exclusive international license granted to SmithKline Beecham Corp.

("SmithKline"), which also obtained from the ADAHF an exclusive United States license covering products not covered by the Company's exclusive licenses.

         The Company itself has developed both patented and proprietary technologies relating to the prevention of tooth decay before it begins (the "Enamelon Proprietary Technology"). It has received five United States patents for methods and materials that supply soluble calcium and phosphate salts to teeth to enhance remineralization and one patent for its dual chamber toothpaste tube, which is used to dispense Enamelon(TM) toothpaste. In addition, the Company has 11 patent applications with respect to certain Enamelon Proprietary Technology pending in the United States and 10 patent applications pending in foreign jurisdictions.

         The Company's objective is to become a leading marketer of a variety of oral care and chewing gum and other food and confectionery products based on the ADAHF Patented Technology and/or the Enamelon Proprietary Technology (together, the "Enamelon Technologies"). The Company's strategic plan for accomplishing this objective is to (i) market its toothpaste products with sodium fluoride as the sole active ingredient in compliance with Food and Drug Administration requirements, (ii) conduct further testing to establish additional advertising and marketing claims, (iii) collaborate with corporate partners in certain product areas and international markets and (iv) capitalize on additional commercial applications of the Enamelon Technologies.

         The Company was incorporated in Delaware in June 1992. In October 1996, the Company completed its initial public offering. The Company's executive offices are located at 15 Kimball Avenue, Yonkers, New York 10704, and its telephone number is (914) 237-1308.

                                  The Offering

Securities Offered...................................     2,132,125 shares of Common Stock acquired or which may
                                                          be acquired by the Selling Stockholders upon exercise of
                                                          options granted or to be granted pursuant to the 1993 Plan and the 1997 Plan (together, "the Plans").  See "Selling
                                                          Stockholders" and "Plan of Distribution".

Common Stock Outstanding (1).........................     9,935,932 shares of Common Stock.

Risk Factors.........................................     The Securities offered hereby involve a high degree of risk.
                                                          Only investors who can bear the loss of their entire
                                                          investment should invest.  See "Risk Factors".

Nasdaq National Market Symbol........................     ENML

----------------

         (1) Excludes an aggregate of 2,781,758 shares of Common Stock consisting of (i) 1,362,250 shares of Common Stock reserved for issuance upon the exercise of options granted or available for grant under the 1993 Plan, (ii) 750,000 shares of Common Stock reserved for issuance upon the exercise of options granted or available for grant under the 1997 Plan and (iii) 654,053 shares of Common Stock reserved for issuance upon exercise of outstanding warrants.

                                  RISK FACTORS

      An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following risk factors should be considered carefully. In addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus.

History of Operating Losses; Uncertainty of Future Profitability

      The Company has a limited history of operations and has accumulated net losses from inception in June 1992 through December 31, 1997, of $15,462,684. Losses have resulted principally from research and development costs, costs of manufacturing and test marketing Enamelon(TM) toothpaste and general and administrative costs. Although the Company commenced test marketing of Enamelon(TM) toothpaste in March 1997, costs of production and marketing presently exceed revenues. The Company expects to continue to incur additional operating losses at least through 1999, principally as a result of expenses of ongoing clinical testing and anticipated marketing and manufacturing expenses associated with the national introduction of Enamelon(TM) toothpaste. There can be no assurance that the Company will ever generate an operating profit or achieve profitability. See "-Uncertainty of Consumer Acceptance of Enamelon(TM) Toothpaste".

Dependence on Success of Initial Product

      The Company is dependent to a large extent on the success of Enamelon(TM) toothpaste, which is being sold in markets comprising approximately 5% of United States households and is expected to be introduced nationally in the first half of 1998. There can be no assurance that Enamelon(TM) toothpaste will become a commercially viable product, or that if it does become commercially viable, it can be produced in a timely manner, can be manufactured economically on a large scale, can be free from governmental and competitive challenges, or can achieve and sustain market acceptance. The Company believes that the success of its initial product will be dependent upon a number of factors, including those described under "-Uncertainty of Results of Human Clinical Studies," "- Uncertainty of Consumer Acceptance of Enamelon(TM) Toothpaste" and " -Limited Marketing Capability."

Uncertainty of Results of Human Clinical Studies

      Based upon laboratory studies by the Company and others, the Company believes that the current formulation of Enamelon(TM) toothpaste will achieve expected results in humans. Nevertheless, results of in vitro and animal laboratory studies are not necessarily indicative of results that will be obtained in human clinical trials, which the Company has recently commenced. The Company intends to continue to conduct human clinical studies of Enamelon(TM) toothpaste in order to begin to establish additional advertising claims concerning efficacy in humans. The Company believes that these advertising claims will distinguish Enamelon(TM) toothpaste from competitors' products and give the Company a competitive advantage. However, there can be no assurance that the results of the human clinical studies will substantiate the anticipated advertising claims. Adverse or inconclusive human clinical trial results concerning any of the Company's toothpaste product-formulations could limit the product claims the Company can make for Enamelon(TM) toothpaste. In such event, the Company may have to conduct further studies, which would delay its ability to make expected advertising claims regarding the effectiveness of Enamelon(TM) toothpaste in humans.

Uncertainty of Consumer Acceptance of Enamelon(TM) Toothpaste

      The Company will be dependent upon consumer acceptance of Enamelon(TM) toothpaste as an alternative to currently well-known brand name toothpastes. Market acceptance will depend on many factors, including (i) the Company's ability to demonstrate to consumers the effectiveness of Enamelon(TM) toothpaste, (ii) whether the Company's marketing strategy will achieve desired results, (iii) the extent to which consumers are willing to pay a premium for Enamelon(TM) toothpaste and (iv) the response of the Company's competitors to the national introduction of Enamelon(TM) toothpaste. There can be no assurance that the Company will be able to market its toothpaste or other products successfully or that any of its products will be accepted in the marketplace. See "-Limited Marketing Capability."

Limited Marketing Capability

      The Company has limited marketing capabilities and resources. Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, its toothpaste and other proposed products. Accordingly, the Company's ability to build its customer base will be dependent on its marketing efforts, including its ability to establish an effective sales organization or establish strategic marketing arrangements with other companies. The Company's failure to successfully develop its marketing capabilities, both internally and through brokers, would have a material adverse effect on the Company's business. Further, there can be no assurance that the development of such marketing capabilities will lead to sales of the Company's toothpaste and other proposed products.

Uncertainties Related to Development of Additional Products

      The Company has focused its product development efforts to date on Enamelon(TM) toothpaste. Accordingly, the Company will require significant additional efforts to develop other products using the Enamelon Technologies. All such future product development efforts are subject to certain risks and may not succeed. These risks include, but are not limited to, the possibility that
(i) new products will be found ineffective or unsafe, (ii) even if safe and effective, they will be difficult to develop into commercially viable products or to manufacture economically on a large scale, free of governmental or competitive challenges and (iii) any such products will fail to achieve and sustain market acceptance.

Competition

      Competition in toothpaste products and other oral care products, as well as in chewing gum and other food and confectionery products, is intense. The Company's primary competitors include companies with substantially greater financial, technological, marketing, personnel and research and development resources than those of the Company. There can be no assurance that the Company will be able to compete successfully in these markets. The Company's toothpaste products will compete with other brand name toothpastes, including Crest, Colgate, Aquafresh, Mentadent, Arm & Hammer Dental Care and Sensodyne. Further, new products or future developments by others may provide therapeutic or cost advantages over the Company's toothpaste and other proposed products. There can be no assurance that developments by others of similar or more effective products will not render the Company's products or technologies noncompetitive or obsolete or that competitors will not challenge the validity of the Company's patent rights. Since the Company's products and proposed products will be new to the market and sold in competition with the products of companies with greater financial and other resources, there can be no assurance that a market for the Company's products and proposed products will develop.

      The Company's non-exclusive license to market products not covered by its exclusive licenses (including oral sprays, mouth rinses, and professional gels) outside of the United States is co-extensive with a license granted to SmithKline, which has financial and other resources that are substantially greater than those of the Company. Therefore, it is likely that the Company will not be able to compete with SmithKline for the sale of those products outside of the United States unless the Company enters into strategic alliances with other companies having financial and other resources comparable to those of SmithKline. However, there can be no assurance that the Company will be able to successfully market products covered by its non-exclusive license, even if it is able to form such alliances. See "-Uncertain Ability to Protect Patents."

Compliance with the FDA Monograph

      The Company's toothpaste products are subject to regulation by the Food and Drug Administration (the "FDA"). The FDA has published a final monograph, Anticaries Drug Products for Over-the-Counter Human Use (the "Monograph"), for over-the-counter ("OTC") anticaries drug products. The Monograph establishes conditions under which OTC drug products that aid in the prevention of tooth decay are generally recognized as being safe and effective and not misbranded. The Company's products may be lawfully marketed without being required to file a New Drug Application (an "NDA") with the FDA, if they use as their sole active ingredient one of the active ingredients permitted in the Monograph and only make labeling claims permitted by the Monograph. The Company's toothpaste and other proposed OTC drug products have been and are being developed with the sole active ingredient being sodium fluoride, an active ingredient permitted under the Monograph, and the Company intends to comply with the Monograph in all other respects. However, there can be no assurance that the FDA will determine that the Company's toothpaste and other proposed OTC drug products meet all of the conditions of the Monograph. The Company will be limited in the claims it can make with respect to its products in order to remain in compliance with the Monograph. The Company's inability to market its toothpaste and other proposed OTC drug products under and in compliance with the Monograph would have a material adverse effect on the Company.

      In order to market its products other than in compliance with the Monograph, the Company would be required to file an NDA. An NDA would require substantial testing procedures which are costly and time consuming. Accordingly, if the Company were required to file an NDA with respect to any of its products, the Company's ability to sell such products in the United States could be delayed indefinitely. Further, the Company may not have sufficient financial or other resources available to complete the NDA process, and assuming that such financial and other resources are available, there is no assurance that the FDA would approve the Company's NDA, if one were necessary.

Compliance with Other Government Regulation

      In addition to regulation by the FDA under the Monograph, the Company is subject to additional FDA regulation as well as regulation under various other federal and state laws and government agencies. Each domestic drug product manufacturing facility must be registered with the FDA, and each manufacturer must inform the FDA of every drug product it has in commercial distribution and keep such list updated. Domestic manufacturing facilities are also subject to at least biennial inspection by the FDA for compliance with Good Manufacturing Practices ("GMP's") regulations promulgated by the FDA. Compliance with GMP's is required at all times during the manufacture and processing of drug products. Accordingly, to the extent that the Company uses contract manufacturers, such manufacturers must be in compliance with FDA requirements. To date, the Company has used, and plans to continue to use, contract manufacturers to manufacture its Enamelon(TM) toothpaste. If any such manufacturer is not in compliance with GMP's, the FDA could bring an action to enforce its regulations, which could lead to closing such manufacturing facility. In that instance, the Company would be required to contract with another manufacturer, any such contract could possibly be on terms less favorable to the Company than its former agreement, and the sales and marketing of the Company's products could be disrupted. See "-Dependence on Others to Manufacture."

      The FDA has issued a tentative final monograph (the "Tentative Final Monograph"), Oral Health Care Drug Products for Over-the-Counter Human Use, which proposes to recognize the combination of sodium fluoride and the desensitizing agent potassium nitrate as generally recognized as safe and effective and not misbranded. The FDA has issued an enforcement policy permitting the marketing of an anticaries/desensitizing drug product in accordance with the terms of the Tentative Final Monograph, pending the establishment of a final monograph covering this combination. Although the Company's adult toothpaste for sensitive teeth is being developed to comply with the Tentative Final Monograph, there can be no assurance that the FDA will determine that toothpaste meets the conditions of the Tentative Final Monograph or that the requirements of the final monograph will be the same as those of the Tentative Final Monograph. In either case, the Company would be required to file an NDA, reformulate that toothpaste or discontinue its development. Furthermore, some of the Company's other proposed products may not be covered by an FDA monograph, but may be subject to other FDA regulations, which could require additional testing and could limit the claims that could be made for those products.

      Both the Company's products and its product claims may be challenged by the Company's competitors or by the Federal Trade Commission (the "FTC") or other governmental or private agencies. Such challenges may include an assertion that the data obtained by the Company to substantiate the Company's advertising claims may be inadequate or that such claims are inaccurate. There can be no assurance that the Company will successfully defend any challenge in this area or be able to modify its products or the claims with respect thereto to such an extent that the products remain commercially viable. If the Company is unable to defend such claims, it may become subject to an FTC cease and desist order, which would impair its ability to market its products.

      The laws and regulations administered by governmental agencies are subject to change and varying interpretations. While the Company uses and intends to continue to use its best efforts to comply with relevant laws and regulations, no assurance can be given that an agency might not assert a claim of noncompliance against the Company in the future. Unanticipated changes in laws or adverse interpretations of regulations could materially jeopardize the Company's ability to distribute its products or engage in its contemplated business activities.

      The marketing of the Company's proposed products abroad will be subject to significant regulation by foreign cosmetic and/or drug regulatory agencies. No assurance can be given that the Company will be granted approval to market its proposed products in foreign countries, and the failure to obtain such required approvals would have an adverse effect on the Company's ability to market its products internationally.

Dependence on Licensing Agreements

      Since the Company believes that the ADAHF Patented Technology is a key element in its product development, the Company considers its license agreements with the ADAHF to be material to the Company's business. If sales of the Company's products in the United States do not generate royalties of at least $17,000 during the last year of any exclusivity period under the Company's exclusive United States license, then the Company will not be entitled to renew the period of exclusivity, and the ADAHF will be entitled to license the ADAHF Patented Technology to the Company's competitors in the United States. The foreign license rights also terminate if the United States license rights terminate, except as to those countries for which the royalty paid in the preceding year exceeds $7,000. Furthermore, if the Company fails to pay the minimum royalties required under the license agreements or otherwise breaches such agreements, then the ADAHF will be entitled to terminate the agreements if such breaches remain uncured. In that event, the Company would be unable to use the ADAHF Patented Technology, which could have a material adverse effect on the ability of the Company to develop, manufacture and sell its products, or even to continue in business.

Uncertain Ability to Protect Patents

      The Company's ability to compete effectively depends on its success in protecting the Enamelon Technologies, both in the United States and abroad. No assurance can be given that the Company's protection of patents or other proprietary technology within and/or outside of the United States is sufficient to deter others, legally or otherwise, from developing or marketing competitive products using the Enamelon Technologies.

      The patents and pending patent applications constituting the ADAHF Patented Technology (the "ADAHF Patent Rights") and certain of the Enamelon Proprietary Technology (the "Enamelon Patent Rights" and collectively with the ADAHF Patent Rights, the "Patent Rights") are material to the Company's business. No assurance can be given that any further patents will be issued from the United States or foreign patent offices for the Patent Rights or that the Company will receive any patents in the future based on its continued development efforts. The Company believes that the protection afforded by the Patent Rights is material to its future revenues and earnings. There can be no assurance that any of the Patent Rights will be found to be valid or that any of the Patent Rights will be enforceable or prevent others from developing and marketing competitive products or methods. A successful challenge to the validity of the Patent Rights could have a material adverse effect on the Company and could jeopardize its ability to engage in its contemplated business. An infringement action on behalf of the Company to enforce any of the Patent Rights may require the diversion of substantial funds from the Company's operations and may require management to expend efforts that might otherwise be devoted to the Company's operations. Furthermore, there can be no assurance that the Company will be successful in enforcing the Patent Rights. See "-Competition."

      There can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against the Company by a competitor or others, and if asserted, that the Company will be successful in defending against such claims. If any of the Company's products is determined to infringe a patent of others, the Company or its sublicensee's may be required to pay substantial damages, may be enjoined from using and selling such product, or may be required to obtain a royalty-bearing license. If such a license is not available, the Company would be required either to redesign those aspects of the product held to infringe so as to avoid future infringement or to stop selling the product. In such case, any redesign efforts undertaken by the Company could require significant expense, be inadequate to avoid infringement, necessitate an FDA review, delay the introduction or the re-introduction of the product into certain markets or be so significant as to be impractical.

Protection of Proprietary Technology and Information

      The Company also intends to rely on trade secrets, know-how and continuing technological advancement to establish and maintain a competitive position in the market for its products. Although the Company has entered into confidentiality and invention agreements with its employees and consultants, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how.

Evolving Product Formulations

      The Company expects that the formulation of its toothpaste and other products will be modified from time to time as a result of the Company's ongoing research and product testing programs. As a result of such modifications, products that the Company produces in the future may differ from those that were the subject of earlier research and testing. Therefore, the research studies conducted to date and relied upon by the Company for efficacy and claims substantiation, as well as the Patent Rights obtained at this time, might not necessarily be applicable to the Company's future product formulations. In that event, the Company may be required to make significant additional expenditures on development and testing of these new formulations and in securing relevant patent rights. Furthermore, there can be no assurance that future product formulations will comply with the Monograph, that the Company will not be required to file an NDA in connection with new product formulations, or that any products using such formulations will be commercially viable. See "-Compliance with the FDA Monograph" and "-Compliance with Other Governmental Regulation."

Dependence on Others to Manufacture

      The Company is using a contract manufacturer to manufacture its toothpaste products for the United States market. There can be no assurance that if the Company's present contract manufacturer becomes unavailable, the Company will be able to retain another qualified manufacturer on terms favorable to the Company. The Company may seek to sublicense or enter into joint ventures, or strategic partnerships with major consumer product companies or other entities on either an exclusive or non-exclusive basis, for manufacturing its products in foreign markets as well as for manufacturing its other proposed products. Manufacturing arrangements in these markets are likely to be encompassed in any agreements establishing such relationships and may place primary manufacturing responsibility on others. The Company has no plan, agreement, understanding or arrangement with respect to such relationships, and no assurance can be given that the Company will enter into any such arrangements.

      The Company's dependence upon others to manufacture its products may adversely affect its future profit margins, if any, and may affect the Company's ability to sell toothpaste and other proposed products on a timely and competitive basis. See "-Compliance with Other Government Regulation."

Future Capital Needs; Uncertainty of Additional Financing

      The Company's cash requirements may vary materially from those now planned depending on numerous factors, including the status of the Company's marketing efforts, the Company's business development activities, the results of human clinical trials, the regulatory process and competition. Although the Company currently estimates that its cash and cash equivalents on hand will be sufficient to finance its working capital and other requirements for a period of approximately eighteen months, there can be no assurance that the Company's financial resources will not be exhausted sooner. Thereafter, if the Company is not profitable, it will need to raise additional funds through public or private financings, including equity financings, which may be dilutive to stockholders. There can be no assurance that the Company will be able to raise additional funds if its capital resources are exhausted, or that funds will be available on terms attractive to the Company or at all. If adequate funds are not available, the Company may be required to reduce materially its proposed operations.

Product Liability

      The sale of any over-the-counter consumer product may result in claims of adverse reactions by users. Although the Company has no intention of marketing any product without reasonable belief in its safety and efficacy when used in accordance with its instructions, misuse of the Company's products may result in consumer injury. In addition, future developments, including possible adverse medical studies and associated negative publicity, could have a material adverse impact on the market for the Company's products and on its results of operations. Further, the Company may be subject to certain consumer claims and informal complaints relating to its products that are incidental and routine to its business and for which the Company intends to maintain insurance coverage.

      The Company currently maintains product liability insurance of $6 million per claim and $7 million in the aggregate on a "per occurrence basis." Product liability insurance coverage is expensive and subject to many exclusions, and there can be no assurance that the Company will be able to maintain its current insurance coverage or to obtain additional insurance coverage in sufficient amounts or on favorable terms. Exclusions or damage limitations may render any insurance coverage obtained insufficient to protect the Company adequately from the successful assertion of a product liability claim. There can be no assurance that the Company's present or future insurance coverage will be sufficient to satisfy product liability claims, if any, made against the Company with respect to injuries arising from the use of such products. In the event of a successful product liability claim against the Company, the insufficiency of insurance coverage and the negative publicity from such a suit could have a material adverse effect on the Company and jeopardize its ability to engage in its contemplated business activities. There also can be no assurance that the Company will be able to increase such insurance coverage or to maintain such coverage on acceptable terms. If the Company's insurance coverage were to lapse or be terminated, then the Company would have no insurance coverage for claims arising subsequent to the lapse or termination of the policy. Product liability claims successfully asserted after the lapse or termination of the policy could have a materially adverse effect on the Company.

Dependence on Key Personnel

      The success of the Company will be largely dependent upon the personal efforts of Dr. Steven R. Fox, D. Brooks Cole, Norman Usen and Anthony E. Winston. The loss of the services of any of such persons could have a material adverse effect on the Company's business and prospects. The Company has entered into a five-year employment agreement with Dr. Fox as Chairman of the Board and Chief Executive Officer. The Company has also entered into an employment agreement with Mr. Cole as President and Chief Operating Officer pursuant to which Mr. Cole serves at the pleasure of the Board of Directors. Although the Company has entered into employment agreements with each of the aforementioned individuals, there can be no assurance that the Company will be able to retain their services. The success of the Company will also be dependent upon its ability to hire and retain additional qualified management, marketing and financial personnel. The Company will compete with other companies with greater financial and other resources for such personnel.

Control by Principal Stockholders

      The Company's directors, executive officers and principal stockholders beneficially own approximately 37.14% of the Common Stock. Consequently, they have the ability to significantly influence the election of the Company's directors and the outcome of all other issues submitted to the Company's stockholders. See "Selling Stockholders."

No Assurance of Active or Continued Public Market; Volatility of Stock Price

      Although a public trading market for the Common Stock currently exists, there can be no assurance that such trading market will provide significant liquidity with regard to the Common Stock or that such market will be sustained.

      Trading volume and prices for the Common Stock have been and could continue to be subject to wide fluctuations in response to quarterly variations in operations, financial results, announcements with respect to sales and earnings, technological innovations, new product developments, the sale or attempted sale of a large amount of securities in the public market, and other events or factors that cannot be foreseen or predicted by the Company. In addition, various factors affecting consumer products companies, as well as price and volume volatility affecting small and emerging growth companies generally, but not necessarily related to their particular operating performance, may have a significant impact on the market price of the Common Stock.

Shares Eligible for Future Sale

      Future sales of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to registration rights granted to certain holders of warrants to purchase the Common Stock, or pursuant to other registrations or exemptions from registration under the Securities Act, could have an adverse effect on the price of the shares of Common Stock. As of February 9, 1998, the Company had approximately 9,935,932 shares of Common Stock outstanding. In addition, the Company has reserved for issuance (i) 1,362,250 shares of Common Stock upon the exercise of options granted or available for grant under the 1993 Plan, (ii) 750,000 shares of Common Stock reserved for issuance upon the exercise of options granted or available for grant under the 1997 Plan and (iv) 654,053 shares of Common Stock reserved for issuance upon exercise of outstanding warrants (the "Warrants").

      Of the 9,935,932 shares of Common Stock issued and outstanding, 1,700,000 were sold publicly in the Company's initial public offering, approximately 485,050 shares have been sold publicly pursuant to Rule 144, and 673,950 shares may be sold publicly pursuant to a registration statement that was declared effective by the Securities and Exchange Commission on August 11, 1997. The remaining 7,076,932 outstanding shares of Common Stock are "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. All of such shares are presently eligible for resale under Rule 144. In addition, certain of the holders of 558,399 shares of Common Stock and Warrants to purchase 634,617 shares of Common Stock at prices ranging from $3.60 to $5.75 per share have three demand registration rights exercisable until October 24, 2001, and unlimited piggyback registration rights exercisable until January 23, 2003 (subject to certain limitations), and holders of Warrants to purchase 170,000 shares of Common Stock at $8.40 per share have one demand registration right exercisable after October 23, 1997, and certain piggyback registration rights exercisable until October 29, 2001. Employees, consultants, and other eligible holders of options to purchase approximately 1,256,089 shares of Common Stock granted under the 1993 Plan also have the right to exercise their options and immediately sell the shares of Common Stock received upon exercise under the Registration Statement on Form S-8 pursuant to which this Prospectus was filed. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market prices for the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the future sale of its equity securities. See "Selling Stockholders."

Issuance of Preferred Stock; Antitakeover Provisions of Delaware Law

      The Company's Amended Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in the control of the Company. Certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares. However, the Company expects to use the proceeds from the exercise of the Options to purchase such Shares for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

      The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by the Selling Stockholders who have acquired or may acquire such Shares pursuant to the exercise of Options. The Selling Stockholders named below may resell all, a portion or none of such Shares from time to time.

      Participants under the Plans who are deemed to be "affiliates" of the Company who may acquire Common Stock under the Plans may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with," the Company.

      The table below sets forth with respect to each Selling Stockholder, based upon information available to the Company as of February 9, 1998, the number of shares of Common Stock beneficially owned before and after the sale of the shares offered hereby, the number of shares to be sold, and the percent of the outstanding shares of Common Stock owned before and after the sale of the Common Stock offered hereby.


                                                                                            Number of        Percentage
                          Number of Shares                                                 Shares Bene-       of Shares
                          Beneficially          Percentage of             Number of          ficially           Owned
                          Owned                 Shares Owned             Shares to be         Owned             After
  Selling Stockholders    Before Reoffer(1)     Before Reoffer(2)        Reoffered(3)     After Reoffer      Reoffer (2)
  --------------------    -----------------     -----------------        ------------     -------------      -----------
Dr. Steven R. Fox          2,964,240(4)              28.4%                  462,500         2,501,740            24%
(Chairman, Chief
Executive Officer
and Director)

Norman Usen                  175,762(5)               1.7%                  175,762            0                  -
(Vice President of
Operations and
Product
Development and
Secretary)

Anthony E. Winston           160,000(6)               1.6%                  160,000            0                  -
(Vice President of
Technology and
Clinical Research)

D. Brooks Cole                90,000(7)                *                     90,000            0                  -
(President and Chief
Operating Officer)

Eric D. Horodas              112,762(8)               1.1%                   28,753            84,009             *
(Director)

Richard A. Gotterer           82,512(8)               1.0%                   28,753            53,759             *
(Director)

Dr. S.N. Bhasker              72,256(9)                *                     72,256            0                  -
(Director)

Dr. Bert Gaster               17,253(10)               *                     17,253            0                  -
(Director)

Edwin Diaz                    12,500(11)               *                     12,500            0                  -
(Vice President of
Finance, Chief
Financial Officer and
Treasurer)

Thomas Duncan                  3,000(12)               *                      3,000            0                  -
(Vice President of
Manufacturing)

Dr. Jason M. Tanzer            9,000(13)               *                      9,000            0                  -

Dr. Joseph L. Henry            5,000(14)               *                      5,000            0                  -

Harvey Klaris                  5,875(15)               *                      5,875            0                  -

*    Represents less than 1% of the issued and outstanding Common Stock.

(1) Unless indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company Common Stock beneficially owned by them. For purposes of this table, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2)  Based on 9,935,932 shares of Common Stock outstanding as of February 9,
     1998.

(3) Does not include shares that may be acquired by the individuals listed upon exercise of options which subsequently may be granted pursuant to the 1993 Plan or the 1997 Plan which shares (if any) will be added to the number of shares listed by one or more supplements to this Prospectus. Furthermore, the inclusion in this Prospectus of the stated number of shares does not constitute a commitment to sell any or all of such shares. The number of shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.

(4) Includes 36,348 shares held in trust for the benefit of Dr. Fox's minor children. Also includes 462,500 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 187,500 shares, that have not vested. Shares owned directly by Dr. Fox are owned jointly with his wife.

(5) Represents 175,762 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 13,000 shares that have not vested.

(6) Represents 160,000 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 13,000 shares that have not vested.

(7) Represents 90,000 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 37,500 shares that have not vested.

(8) Includes 28,753 shares issuable upon exercise of currently exercisable stock options.

(9) Represents 72,256 shares issuable upon exercise of currently exercisable stock options.

(10) Represents 17,253 shares issuable upon exercise of currently exercisable stock options.

(11) Represents 12,500 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 37,500 shares that have not vested.

(12) Represents 3,000 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 24,216 shares that have not vested.

(13) Represents 9,000 shares upon the exercise of stock options granted under the 1993 Plan.

(14) Represents 5,000 shares previously acquired upon the exercise of stock options granted under the 1993 Plan.

(15) Represents 5,875 shares previously acquired upon the exercise of stock options granted under the 1993 Plan.


                              PLAN OF DISTRIBUTION

         The Shares may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions on the Nasdaq National Market (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. The sale of the Shares of the Common Stock by the Selling Stockholders is subject to the prospectus delivery and other requirements of the Securities Act.

         Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such Selling Stockholder and the participating broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (f) other facts material to the transaction.

         In addition to any such number of Shares sold hereunder, a Selling Stockholder may, at the same time, sell any shares of Common Stock, including the Shares, owned by him in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this Prospectus.

         There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered hereby.

         The Company will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.


                                  LEGAL MATTERS

                  The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C., counsel to the Company, owns 96,600 shares of Common Stock and holds a currently exercisable option to purchase 32,628 shares of Common Stock at $3.22 per share. In addition, certain members of Snow Becker Krauss P.C. beneficially own Common Stock individually.

                                     EXPERTS

         The financial statements of Enamelon, Inc. at December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1996 have been audited by BDO Seidman LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on this 13th day of February, 1998.

                           ENAMELON, INC.


                           By: /s/ Dr. Steven R. Fox
                           --------------------------------------------------
                                   Dr. Steven R. Fox, Chief Executive Officer
                                   and Chairman of the Board of Directors

                               POWERS OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Steven R. Fox as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution , for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons, in the capacities indicated, on February 13, 1998


/s/ Dr. Steven R. Fox
-----------------------------------
Dr. Steven R. Fox, Chairman, Chief
Executive Officer and Director


/s/ Edwin Diaz                                  /s/ Dr. S.N. Bhaskar
-----------------------------------             ----------------------------
Edwin Diaz, Vice President - Finance            Dr. S.N. Bhaskar, Director
and Chief Financial Officer (Principal
Financial and Accounting Officer)


/s/ Richard A. Gotterer                          /s/ Dr. Bert Gaster
-----------------------------------             ----------------------------
Richard A. Gotterer, Director                    Dr. Bert Gaster, Director

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents By Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by Enamelon, Inc., a Delaware corporation (the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement.

        (1) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

        (2) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

        (3) The description of the Registrant's common stock, par value $.001 per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C., counsel to the Company, owns 96,600 shares of Common Stock and holds a currently exercisable option to purchase 32,628 shares of Common Stock at $3.22 per share. In addition, certain members of Snow Becker Krauss P.C. beneficially own Common Stock individually. Snow Becker Krauss P.C. is rendering an opinion upon the validity of the securities being registered hereby.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify it directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide that the Registrant will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

        The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct for knowing violations of law, for any transactions from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as federal laws or state or federal environmental laws.

             INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE REGISTRANT HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE.

Item 7. Exemption From Registration Claimed.

             This Registration Statement covers an aggregate of 19,875 shares of Common Stock previously issued to three employees or consultants of the Registrant upon exercise of stock options granted pursuant to the 1993 Plan. The issuance and purchase of these shares was exempt from registration pursuant to Rule 701 promulgated under the Securities Act.

Item 8. Exhibits.


             Exhibit No.                    Description of Exhibit
             -----------                    ----------------------
             4.1                            Enamelon, Inc. 1993 Stock Option Plan (the "1993 Plan").*

             4.2                            Enamelon, Inc. 1997 Incentive Stock Option Plan (the "1997 Plan").**

             5.1                            Opinion of Snow Becker Krauss P.C.

             23.1                           Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 hereto).

             23.2                           Consent of BDO Seidman LLP.

             24.1                           Powers of Attorney (included on the signature page of this Registration
                                            Statement).

----------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-06455) filed with the Securities and Exchange Commission on October 22, 1996.

** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-31163) filed with the Securities and Exchange Commission on July 11, 1997.

Item 9. Undertakings.

         (a) The undersigned Registrant hereby undertakes that it will:

               (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                    (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

                    (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                    (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities act of 1933 and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


         Exhibit No.       Description of Exhibit
         -----------       ----------------------

         4.1               Enamelon, Inc. 1993 Stock Option Plan (the "1993 Plan").*

         4.2               Enamelon, Inc. 1997 Incentive Stock Option Plan (the "1997 Plan").**

         5.1               Opinion of Snow Becker Krauss P.C.

         23.1              Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 hereto).

         23.2              Consent of BDO Seidman LLP.

         24.1              Powers of Attorney (included in the signature page of this Registration Statement).

----------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-06455) filed with the Securities and Exchange Commission on October 22,1996.

** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-31163) filed with the Securities and Exchange Commission on July 11, 1997.